Exhibit 4.1

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Second Amendment”) is effective as of July 30, 2004, by and between VASTERA, INC., a Delaware corporation (“Borrower”), and COMERICA BANK, successor by merger to Comerica Bank – California (“Bank”).

RECITALS

A.            Borrower and Bank entered into that certain Loan and Security Agreement dated as of July 30, 2002 as amended by that certain First Amendment to Loan and Security Agreement dated as of August 16, 2002 (the “Loan Agreement”), pursuant to which Bank agreed to extend and make loans available to Borrower upon the terms and conditions contained therein.

B.            Borrower and Bank desire to amend the Loan Agreement, all in accordance with the terms set forth in this Second Amendment.

C.            This Second Amendment, the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), together with all other documents entered into or delivered pursuant to any of the foregoing, in each case as originally executed or as the same may from time to time be modified, amended, supplemented, restated or superseded are hereinafter collectively referred to as the “Loan Documents.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Borrower and Bank hereby agree to amend the Loan Agreement as follows:

1.             AMENDMENTS TO LOAN AGREEMENT.

1.1          Section 2.1 of the Loan Agreement is hereby amended by adding the following Section 2.1(g) immediately following Section 2.1(f) contained therein:

“(e)         New Equipment Advances.

(i)                            Subject to and upon the terms and conditions of this Agreement, at any time from the Second Amendment Closing Date through the Tranche C Availability End Date, and the Tranche D Availability End Date, as applicable, Bank agrees to make advances to Borrower in two tranches, Tranche C and Tranche D (each a “New Equipment Advance” and collectively, the “New Equipment Advances”).  Borrower may request New Equipment Advances under Tranche C at any time from the Second Amendment Closing Date through the earlier to occur of (a) the Tranche C Availability End Date and (b) the termination of Bank’s obligation to advance money pursuant to Section 9.1(b).  Borrower may request New Equipment Advances under Tranche D at any time from the date which is one day after the Tranche C Availability End Date through the earlier to occur of (a) the Tranche D Availability End Date and (b) the termination of Bank’s obligation to advance money pursuant to Section 9.1(b).  The aggregate outstanding amount of Tranche C Equipment Advances and Tranche D Equipment Advances shall not at any time exceed the maximum principal amount of the Committed New Equipment Line.  Each New Equipment Advance shall not exceed 100% of the invoiced amount of new equipment and software and related soft costs (“New Permitted Equipment”), which New Permitted Equipment Borrower shall have purchased within 90 days prior to the date of the corresponding New Equipment Advance; provided however, that solely with respect to the first New Equipment Advance made after the Second Amendment Closing Date, Borrower shall have purchased the corresponding New Permitted Equipment after March 1, 2004.  The amount of all New Equipment Advances allocated to the purchase of software and related soft costs (each a “New Software Advance” and collectively, the “New Software Advances”) shall be limited to $2,500,000 in the aggregate.

(ii)                           Interest shall accrue from the date of each New Equipment Advance at the rate specified in Section 2.3(a), and shall be payable monthly on the first day of each month through the New Equipment Maturity Date.

(1)           Tranche C Equipment Advances.  Any New Equipment Advances that are outstanding under Tranche C on the Tranche C Availability End Date shall be due and payable, (i) with respect to New Equipment Advances which are not New Software Advances, in 30 equal monthly installments of principal plus interest, and (ii) with respect to New Software Advances, in 18 equal monthly installments of principal plus interest, in each case, beginning on the first day of the month following the Tranche C Availability End Date and continuing on the first day of each month thereafter through the New Equipment Maturity Date, at which time all amounts due in connection with Tranche C Equipment Advances made under this Section 2.1(g) shall be immediately due and payable.

(2)           Tranche D Equipment Advances.  Any New Equipment Advances that are outstanding under Tranche D on the Tranche D Availability End Date shall be due and payable (i) with respect to New Equipment Advances which are not New Software Advances, in 24 equal monthly installments of principal plus interest, and (ii) with respect to New Software Advances, in 12 equal monthly installments of principal plus interest, beginning on the first day of the month following the Tranche D Availability End Date, and continuing on the first day of each month thereafter through the New Equipment Maturity Date, at which time all amounts due in connection with Tranche D Equipment Advances made under this Section 2.1(g) shall be immediately due and payable.

(iii)                         New Equipment Advances, once repaid, may not be reborrowed.  Borrower may prepay any New Equipment Advances at any time, in whole or in part, without penalty or premium.

(iv)                          When Borrower desires to obtain a New Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Eastern Standard Time three Business Days before the day on which the New Equipment Advance is to be made.  Such notice shall be substantially in the form of Exhibit C.  The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment, furniture and/or software to be financed, and shall include the serial numbers of such items.”

1.2          Section 2.3(a) of the Loan Agreement is hereby amended by adding the following subsection (iv) immediately following subsection (iii) contained therein:

“(iv)        New Equipment Advances.  Except as set forth in Section 2.3(b), the New Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the Prime Rate.”

1.3          Section 3 of the Loan Agreement is hereby amended by adding the following subsection 3.3 thereto:

“3.3        Condition to Advances after the Second Amendment Closing Date.  The obligation of Bank to make Advances after the Second Amendment Closing Date is subject to the condition that an audit of Borrower’s Accounts shall have been completed, at Borrower’s expense, with results reasonably satisfactory to Bank in form and substance.”

1.4          Section 6.7(c) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(c)         Quarterly Pro-Forma Income/(Loss).  A Pro-Forma Income/(Loss) in an amount of not more than (i) ($750,000) for the three month periods ending September 30, 2004 and December 31, 2004, (ii) ($1,000,000) for the three month period ending March 31, 2005, and (iii) ($750,000) for the three month periods ending June 30, 2005 and each quarter thereafter during the term hereof.”

1.5          Section 11 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“11.        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

11.1        This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Bank and Borrower hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  EACH OF BANK AND BORROWER ACKNOWLEDGES

THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

11.2        JUDICIAL REFERENCE.  If and only if the jury trial waiver set forth in Section 11.1 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver.  So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

(a)           Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document, other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding.  Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim.  Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”).  By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee.  A request for appointment of a referee may be heard on an ex parte or expedited basis.  The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule).  Each party shall have one peremptory challenge pursuant to CCP §170.6.  Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection.  The referee will have power to expand or limit the amount of discovery a party may employ.  Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction.  The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee.  The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness.  No party shall be entitled to “priority” in conducting discovery.  Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties.  Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b)           Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter.  The party making such a request shall have the obligation to arrange for and pay for the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses.

(c)           The referee shall determine all issues in accordance with existing California case and statutory law.  California rules of evidence applicable to proceedings at law will apply to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties.  At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference.  The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

(d)           If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

1.6          The definition of “Chattel Paper” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by deleting the reference to “Section 9105(1)(b)” and inserting “Section 9102(a)(11)” in lieu thereof.

1.7          The definition of “Current Liabilities” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

““Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, that portion of outstanding Credit Extensions made under this Agreement that constitutes a current liability under GAAP and, without duplication, all Advances.”

1.8          The definition of “Credit Extension” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by adding the phrase “, New Equipment Advance” immediately following the phrase “Equipment Advance” contained therein.

1.9          The definition of “Deposit Accounts” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by deleting the reference to “Section 9105(e)” and inserting “Section 9102(a)(29)” in lieu thereof.

1.10        Subsection (i) of the definition of “Eligible Accounts” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by deleting the reference to “20%” and inserting “25%” in lieu thereof.

1.11        The definition of “Instruments” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by deleting the reference to “Section 9105(1)(i)” and inserting “Section 9102(a)(47)” in lieu thereof.

1.12        The definition of “Pro-Forma Income/(Loss)” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

““Pro-Forma Income/(Loss)” means Net Income, plus interest expense, plus taxes, plus non-cash charges (including depreciation, amortization, stock-based compensation, research and development expense write-offs related to acquisitions, and one-time restructuring charges), plus cash restructuring charges (not to exceed $2,000,000 in the aggregate from the date of the Second

Amendment Closing Date through the Revolving Maturity Date), less interest income, less one-time or non-recurring revenue.”

1.13        The definition of “Revolving Maturity Date” in Exhibit A (Definitions) of the Loan Agreement is hereby amended by deleting the reference to “July 30, 2004” and inserting “July 30, 2006” in lieu thereof.

1.14        Exhibit A (Definitions) of the Loan Agreement is hereby amended by adding the following definitions in their appropriate places alphabetically:

““Committed New Equipment Line” means a Credit Extension of up to $5,000,000.”

““New Equipment Advance” has the meaning set forth in Section 2.1(g)(i).”

““New Equipment Maturity Date” means July 30, 2007.”

““New Permitted Equipment” has the meaning set forth in Section 2.1(g)(i).”

““New Software Advance” has the meaning set forth in Section 2.1(g)(i).”

““Second Amendment Closing Date” means July 30, 2004.”

““Tranche C” has the meaning set forth in Section 2.1(g)(i).”

““Tranche C Equipment Advance” means any New Equipment Advance made under Tranche C.”

““Tranche C Availability End Date” means January 30, 2005.”

““Tranche D” has the meaning set forth in Section 2.1(g)(i).”

““Tranche D Equipment Advance” means any New Equipment Advance made under Tranche D.”

““Tranche D Availability End Date” means July 30, 2005.”

1.15        Exhibit E (Compliance Certificate) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the attached Exhibit E.

2.             REAFFIRMATION OF EQUIPMENT ADVANCES.  Borrower acknowledges that Bank has provided Equipment Advances to Borrower under the Committed Equipment Line and that the current outstanding principal balance of the Equipment Advances is $591,748.  Borrower will continue to repay the Equipment Advances in consecutive monthly installments of principal plus accrued interest in accordance with Section 2.1(c) of the Loan Agreement.  Borrower acknowledges that no further Equipment Advances are permitted under the Committed Equipment Line.

2.             RATIFICATION AND REAFFIRMATION OF LIENS.  Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the date hereof.

3.             FULL FORCE AND EFFECT; ENTIRE AGREEMENT.  Except to the extent expressly provided in this Second Amendment, the terms and conditions of the Loan Agreement and the other Loan Documents shall remain in full force and effect.  This Second Amendment and the other Loan Documents constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.  The parties hereto further agree that the Loan Documents comprise the entire agreement of the parties thereto and supersede any and all prior agreements, negotiations, correspondence, understandings and other communications between the parties thereto, whether written or oral respecting the extension of credit by Bank to Borrower and/or its affiliates.

3.             REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants that its representations and warranties in the Loan Documents continue to be true and complete in all material respects as of the date hereof after giving effect to this Second Amendment and that the execution, delivery and performance of this Second Amendment are duly authorized, do not require the consent or approval of any governmental body or regulatory authority and are not in contravention of or in conflict with any law or regulation or any term or provision of any other agreement entered into by Borrower.

4.             COUNTERPARTS; EFFECTIVENESS.  This Second Amendment may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.  The effectiveness of this Second Amendment is conditioned upon receipt by Bank of (a) this Second Amendment, executed by Borrower, (b) payment by Borrower to Bank of a loan restructuring fee of $27,500, which shall be in addition to, and not in lieu of, any other facility fee, restructuring fee or any other fee under the Loan Documents and (c) payment of any Bank Expenses due on the date hereof (including without limitation, reasonable attorneys fees and expenses for the preparation and execution of this Second Amendment).

[signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed and delivered by its duly authorized officer as of the date first written above.

BORROWER:

VASTERA, INC.,
a Delaware corporation

By:
Name:
Title:

BANK:

COMERICA BANK - CALIFORNIA

By:
Name:
Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	VASTERA, INC.

The undersigned authorized officer of [BORROWER] hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                    with all required covenants, including without limitation Section 6.7, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Quarterly financial statements	Quarterly no later than earlier of 45 days or 5 days after filing 10-Q		Yes	No
Annual (CPA Audited)	FYE no later than earlier of 90 days or 5 days after filing 10-K		Yes	No
10K and 10Q	(as applicable)		Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days		Yes	No
A/R Audit	Initial and Annual		Yes	No
IP Report	Upon request		Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Minimum Modified Quick Ratio	2.00:1.00	:1.00	Yes	No
Minimum Ratio of Total Liabilities to Tangible Net Worth	1.50:1.00	$	Yes	No
Minimum/Maximum Quarterly Pro-Forma Income/(Loss)	$	$	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No